Exhibit 23.3

CONSENT OF CUSHMAN & WAKEFIELD ARGENTINA S.A.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of the use of our name and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2019 prepared for Adecoagro S.A. wherever appearing in Adecoagro S.A.’s Annual Report on Form 20-F for the year ended December 31, 2019 filed with the Securities and Exchange Commission on April 28, 2020.

Buenos Aires, Argentina
March 31, 2021

Cushman & Wakefield Argentina S.A.

By:	/s/ Julio Speroni
Name:	Julio Speroni
Title:	Valuation Manager